May 3, 2005

The Dow Chemical Company
2030 Dow Center
Midland, Michigan 48674

Ladies and Gentlemen:

I am Senior Managing Counsel - Corporate, Financial and Securities Law of The Dow Chemical Company, a Delaware corporation (the "Company"). Reference is hereby made to Registration Statement Nos. 2-64560, 33-21748, 33-51453, 33-52841, 33-58205, 33-61795, 333-27379, 333-27381, 333-40271, 333-43730, 333-49183, 333-67414, 333-88443, 333-91027, 333-103518, 333-103519, 333-105080, 333-115184 and 333-115185 previously filed by the Company with the Securities and Exchange Commission (the "Registration Statements"), to register shares of the Company's common stock, par value $2.50 per share (the "Common Stock"), for the Company's various employee benefit plans (the "Plans").

In rendering the opinions expressed below, I have supervised the examination of: (a) the Restated Certificate of Incorporation of the Company and all amendments thereto; (b) the Bylaws of the Company and all amendments thereto; (c) the Registration Statements; (d) resolutions of the Board of Directors of the Company; and (e) such other documents, corporate records and instruments as I have deemed necessary or advisable for the purpose of this opinion.

Based on the foregoing, and subject to the qualifications hereinafter set forth, it is my opinion that:

1. The Company is duly organized and existing under the laws of the State of Delaware; and

2. The Common Stock to be issued pursuant to the Plans is duly authorized for issuance and, when issued and delivered, will be legally issued, fully paid and nonassessable.

I do not express any opinion concerning matters under or involving any law other than the law of the State of Michigan, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America. The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to incorporation by reference of this opinion in the Registration Statements as a consequence of this opinion being attached as an exhibit to an 8-K filed by the Company with the Securities and Exchange Commission on or about the date hereof.

Very truly yours,

/S/ KENNETH D. ISLEY
Kenneth D. Isley
Senior Managing Counsel - Corporate, Financial and
Securities Law
The Dow Chemical Company